Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204171) pertaining to the 2014 Omnibus Incentive Plan and the 2008 Non-Employee Directors Stock Option Plan of Apple Hospitality REIT, Inc. and in the Registration Statement (Form S-3 No. 333-210174) of our reports dated February 25, 2019, with respect to the consolidated financial statements and schedule of Apple Hospitality REIT, Inc. and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

February 25, 2019